Exhibit 99.1

Press Release

January 27, 2020	For Further Information, Contact:
George Lancaster, Hines
(713) 966-7676
George.Lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES THE EMERSON

(CENTREVILLE, VIRGINIA) - Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired the Emerson, a newly constructed Class A, 355‐unit multifamily asset located in Centreville, Virginia, approximately 21 miles west of Washington, D.C.
The Emerson is the first new product to be delivered in the last five years within a three-mile radius of its location. Located in the Outlying Fairfax submarket of Northern Virginia, the Emerson sits at the confluence of three major thoroughfares: I-66, Route 28, and Route 29.
The Emerson has first-rate amenities and offers studio, one-, two- and three-bedroom apartments with units averaging 925 square feet. Since its delivery in the second quarter of 2019, the asset has shown exceptional lease-up momentum and is currently 67% leased and 65% occupied.
Janice Walker, Chief Operating Officer of Hines Global, said, “The Emerson is the newest property and, we believe, the highest-quality offering in a submarket where the average age of multifamily product is 23 years. Given the age of the competition and the limited supply pipeline, the Emerson is well‐positioned to achieve premium rents while maintaining stabilized occupancy. We are excited about expanding our multifamily portfolio with this strategic acquisition.”
“Demand for multifamily within suburban Fairfax County is highly-correlated with the project’s proximity to the major business nodes of the region. Situated at the intersection of three major thoroughfares, the Emerson provides great access to the area’s employers,” added Senior Managing Director Chuck Watters.

About Hines Global
Hines Global is a public, non-traded perpetual real estate investment trust (REIT), sponsored by Hines, that invests in institutional-caliber private real estate from around the world. Hines Global commenced operations in 2014, and seeks to invest in quality commercial real estate across a variety of asset classes, which may include office, retail, industrial, residential/living, hospitality or leisure, with a portfolio that totals 8.5 million square feet and 94 buildings as of September 30, 2019. For additional information about Hines Global, visit www.hinessecurities.com/current-offerings/hgit/.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 219 cities in 23 countries. Hines has approximately $124.3 billion of assets under management, including $63.8 billion for which Hines provides fiduciary investment management services, and $60.5 billion for which Hines provides third-party property-level services. The firm has 148 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,362 properties, totaling over 449 million square feet. The firm’s current property and asset management portfolio includes 514 properties, representing over 222 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future leasing success at the Emerson, future benefits to be realized with respect to Hines Global’s multifamily portfolio in the United States, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the tenants at Hines Global’s multifamily properties, including the Emerson, remaining committed and continuing to pay rent in a timely manner, the ability of Hines to secure additional tenants for the Emerson, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2018, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.